EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT dated as of April 1, 2001 (this "Agreement"), by and between MCY MUSIC WORLD, INC., a Delaware corporation with an office located at 1133 Avenue of the Americas, NY, NY 10036 (the "Company"), and MITCHELL LAMPERT, an individual residing at 60 Little Fox Lane, Wilton, CT 06897 (the "Executive").

         WHEREAS, the parties hereto wish to terminate that certain Employment Agreement dated July 11, 1999, and the amendment thereto dated May 2, 2000, by and between the Company and the Executive (as amended, the "Prior Agreement"), except to the limited extent incorporated herein;

           WHEREAS, this Agreement shall constitute a new employment arrangement between the Company and the Executive, pursuant to which the Company agrees to employ the Executive as a Manager of Business Affairs of the Company from and after the date hereof, and the Executive agrees to be employed in such capacity, upon the terms and provisions and subject to the conditions set forth in this Agreement; and

         NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

         1. Partial Termination of Prior Agreement; Resignation as Officer.

            1.1 (a) Except as otherwise provided in Section 1.1(b) hereof and elsewhere in this Agreement, the Prior Agreement is hereby terminated and rendered null and void, without further force and effect as to any party thereto, effective as of April 1, 2001. Each of the Executive and the Company hereby acknowledge and confirm that the Prior Agreement is being terminated as provided herein voluntarily by the parties hereto and not as a result of any dispute, controversy or claim under such Prior Agreement, as may be contemplated by Article 8 thereof.

                (b) Notwithstanding anything to the contrary contained in this Agreement, the restrictive covenants contained in Article 6 of the Prior Agreement (the "Restrictive Covenants") are hereby incorporated into this Agreement and made a part hereof, as if set forth herein in its entirety, which Restrictive Covenants shall continue in full force and effect as to the parties hereto and survive the expiration or earlier termination of this Agreement.

                     1.2 Effective as of April 1, 2001, the Executive shall cease to be an officer of the Company.

         2. Employment and Term. The Company hereby employs the Executive as a Manager of Business Affairs and the Executive hereby accepts employment by the Company in that capacity, upon the terms and conditions, and subject to the terms, provisions and conditions, set forth herein. The Executive's employment shall be for a term of one (1) year, commencing April 1, 2001 and terminating March 31, 2002, unless earlier terminated pursuant to the provisions of Section 6 of this Agreement (the "Term").

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3.       Executive's Duties.

            3.1 Description. The Executive shall perform such duties and responsibilities as shall be generally proscribed to the position of the Executive or shall be reasonably assigned by the Company's Chairman, Chief Executive Officer or the Board of Directors of the Company (the "Board"), and which duties and responsibilities are, subject to Section 3.3 hereof, customarily incident to, and not inconsistent with, the legal services associated with the operations of the Company and/or its subsidiaries.

            3.2 Authority. When performing services for the Company during the Term, the Executive shall report directly to the Company's Chairman, Chief Executive Officer and the Board, and shall be responsible to the Company's Chairman, Chief Executive Officer and the Board. The Executive shall not legally bind the Company or any of its subsidiaries as to any third party absent the express written approval of the Board.

            3.3 Effort. The Executive shall be required under this Agreement to provide services to the Company for eight (8) business days per month during the Term (irrespective of the Company's vacation schedule), which services shall be provided at the Company's principal executive offices. The Executive shall coordinate the scheduling of such eight (8) business days with the Chairman and the Chief Executive Officer of the Company and, on such days, the Executive shall use his best efforts to be present at such offices for at least nine (9) hours per working day, from 9 a.m. to 6 p.m., during which time he shall devote his full working time, effort, skill and attention to the business, operations and affairs of the Company and to the furtherance of the interests, business and prospects of the Company. The Executive shall perform the Executive's duties and responsibilities hereunder diligently, competently, faithfully and to the best of his ability, judgment and skill. The parties acknowledge that during the Term the Executive may engage in any activity during his non-working time, provided that such activities and commitments are not in conflict with the business or activities of the Company and its subsidiaries and are otherwise consistent with Paragraph 6.1 of the Prior Agreement which is incorporated herein by reference; provided, however, that subject to such other activities and commitments, the Executive shall use his best efforts during such non-working time to be available, by telephone to the Chairman, Chief Executive Officer and the Board.

         4. Compensation.

            4.1 Annual Salary. In consideration of the Executive's performance of the duties and responsibilities and compliance with the terms hereunder, the Company shall, commencing April 1, 2000 and during the continuance of the Executive's employment hereunder, pay to the Executive, and the Executive agrees to accept, in consideration of his services, a salary (the "Base Salary") equal to an annual rate of $174,000, payable in two monthly installments of $7,250 on approximately the 15th and 30th day of each month, less all withholdings and other deductions required to be deducted in accordance with any applicable federal, state, local or foreign law, rule or regulation in accordance with the Company's regular payroll practices.

            4.2 ADSX Transaction. As additional consideration for executing and delivering this Agreement, the Executive shall receive from the Company shares (the "Transaction Stock") of

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the capital stock of Applied Digital Solutions, Inc. ("ADSX") received by the
Company in connection with those various agreements dated October 25, 2000 with ADSX, as amended and modified by that certain Amendment No. 1 to the Escrow Agreement dated as of March 30, 2001 (the "Amendment No. 1") (the
"Transaction"), as follows:

            (a) That number of shares of Transaction Stock having a value equal to $200,000. Such shares of Transaction Stock shall be delivered to the Executive within seven (7) business days from the date the shares of ADSX capital stock are received by the Company in accordance with that certain Escrow Agreement dated October 25, 2000, as amended by Amendment No. 1 (the "Escrow Agreement") executed in connection with the Transaction. For purposes hereof, the value of the Transaction Stock shall be calculated by taking the average closing prices of ADSX common stock on April 3, 2001, as officially reported by the principal securities exchange on which the securities are listed or admitted to trading or as reported in the Nasdaq National Market System, or, if the securities are not so listed or quoted on the National Market System of The Nasdaq Stock Market, Inc. ("Nasdaq"), the closing bid price as furnished by the National Association of Securities Dealers, Inc. through Nasdaq or similar organization if Nasdaq is no longer reporting such information.

            (b) That additional number of shares of Transaction Stock equal to ten percent (10%) of any shares of the capital stock of ADSX beneficially owned by the Company as of the date the Company satisfies in full the MCY Receivable (as such term is defined in the Escrow Agreement). Such shares of Transaction Stock shall be delivered to the Executive within seven (7) business days from the date the MCY Receivable is satisfied in full by the Company. Notwithstanding the foregoing, if the Company elects not to pay the MCY Receivable in cash but rather uses its shares of ADSX capital stock to satisfy the MCY Receivable as permitted by the Escrow Agreement, then the Executive shall not be entitled to receive any additional Transaction Shares pursuant to this Section 4.2(b).

            (c) The provisions of this Section 4 supersede and replace in their entirety any prior understandings and/or agreements between the Company and the Executive relating to the payment of a fee or other consideration to the Executive in respect of the Transaction, including, among other things, a payment to the Executive equal to five percent (5%) of the net proceeds received by the Company from ADSX under a license of Netrax and other technology to ADSX. The payment of any amount to the Executive pursuant to this Section 4 is separate and distinct from any obligation by the Company to pay finder's fees to any third parties.

            (d) Subject to Section 6 hereof, the Company's obligation to deliver shares of Transaction Stock to the Executive pursuant to this Section 4 shall survive the termination of this Agreement.

         5. Benefits. During the Term, the Company shall provide to the Executive (i) the automobile provided to Executive under the Prior Agreement, on the same terms and conditions as provided therein; (ii) such life, medical and disability insurance plans as may be offered by the Company during the Term; provided that the Executive meets all applicable eligibility requirements; and
(iii) to the extent the Executive is eligible, coverage under any D&O and Attorney Malpractice

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insurance policy(ies) in effect for the Company and its affiliates during the
Term. Subject to the provisions of the Delaware law applicable to officer indemnification, the Company and its affiliates shall indemnify and hold harmless the Executive from any damages or liabilities in connection with his work for the Company under this Agreement and the Prior Agreement.

         6. Termination.

            6.1 By the Company. Notwithstanding the provisions of Section 2 hereof, this Agreement may be terminated prior to the expiration of the Term by the Company upon the occurrence of any of the following events:

            (a) Upon the death of the Executive; provided that the Executive's estate or legal representative, as the case may be, shall be entitled to receive, and the Company shall pay, any accrued and unpaid Base Salary through the date that is six (6) months after the Executive's death, together with any benefit the Executive was entitled to receive under any life insurance policies provided to the Executive by the Company, and shall deliver to such estate or legal representative all of the shares of Transaction Stock deliverable to the Executive pursuant to Section 4.2 hereof upon release of such shares from escrow or upon satisfaction of the MCY Receivable;

            (b) Upon the inability of the Executive to perform his duties during the proscribed hours in any material respects on account of illness or other incapacity for four (4) consecutive weeks during the Term ("Incapacity"), by furnishing the Executive with written notice of termination; provided that the Executive or the Executive's legal representative, as the case may be, shall be entitled to receive, and the Company shall pay, any accrued and unpaid Base Salary for a period of six (6) months following the termination of the Executive's employment for disability, less any amounts received by the Executive under any disability insurance policy maintained by the Company, and shall deliver to the Executive or such legal representative all of the shares of Transaction Stock deliverable to the Executive pursuant to Section 4.2 hereof upon release of such shares from escrow or upon satisfaction of the MCY Receivable. For purposes of this Section 6.1(b), the date of termination shall be the last day of such four (4) consecutive week period;

            (c) The Company may terminate the Executive's employment with the Company for Cause. For purposes of this Agreement, the term "Cause" shall mean:
(i) the Executive's failure to perform any of the Executive's material duties or responsibilities to the Company or the breach by the Executive of any of the material covenants, agreements or obligations contained in this Agreement to be observed or performed by the Executive or in any other written agreement between the Executive and the Company unless such failure or breach is cured by the Executive within twenty (20) days after the Executive's receipt of written notice from the Company of such failure or breach; (ii) the Executive is found guilty of any act of dishonesty, fraud, or embezzlement from, or any misappropriation or diversion of any property, assets or corporate opportunity of, the Company; or (iii) the conviction of, or admission by the Executive of, or plea by the Executive of nolo contendere to, any felony or crime involving moral turpitude. In the event the Executive's employment hereunder is terminated by the Company for Cause, the Company shall only be obligated (i) to pay to the Executive accrued and unpaid Base Salary through the date of termination and
(ii) to deliver to the Executive one-half (1/2) of the shares of Transaction
Stock

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deliverable to the Executive pursuant to Section 4.2 hereof upon release of such shares from escrow or upon satisfaction of the MCY Receivable.

            6.2 By the Executive. Notwithstanding the provisions of Section 2 hereof, this Agreement may be terminated prior to the expiration of the Term by the Executive in the event that the Company fails to pay to the Executive any compensation due and owing pursuant to Section 4 of this Agreement; provided, however, that the Company shall have ten (10) days after written notice from the Executive as to any such failure to pay such unpaid and accrued compensation. In the event the Company fails to cure any nonpayment as provided hereunder, the Executive shall be entitled to immediate payment of the entire Base Salary amount set forth in Section 4.1 hereof and all amounts payable pursuant to
Section 4.2 hereof.

            6.3 Continuing Obligations. The Executive acknowledges and agrees that any termination of employment pursuant to the terms of Section 6.1 is not intended, and shall not be deemed or construed, in any way (i) to affect, modify or waive any of the Executive's obligations with respect to the Restrictive Covenants, which obligations shall survive the termination of the Executive's employment with the Company and shall continue in full force and effect or (ii) to constitute a waiver or renunciation of any right or remedy available to the Company based upon a termination For Cause, which rights and remedies shall be cumulative and shall survive termination of the Executive's employment with the Company. The Company shall also be entitled to offset from any payments to be made to the Executive upon termination of the Executive's employment against any amounts owing for expenses by the Executive to the Company.

            6.4 Return of Materials. The Executive and the Company will deliver promptly to the Company or the Executive or their respective designee(s), as the case may be, at the termination of the Executive's employment, or at any other time the Company or the Executive may so request, all memoranda, notes, records, reports, and other documents (including, without limitation, drafts, whole or partial copies, and information stored or maintained electronically, magnetically, in a computer, or through any other medium invented in the future) relating to the Company's business, which the Executive obtained while employed by, or otherwise serving or acting on behalf of, the Company and which the Executive may then possess or have under the Executive's control or which the Company may have obtained from the Executive which were not generated or developed by the Executive in connection with his employment by the Company.

         7. Miscellaneous

            7.1 Notices. Any notice, direction, instruction, consent or other communication required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission or similar method if confirmed by mail as herein provided; by mail if sent postage prepaid by registered mail, return receipt requested; or by hand delivery to any party at the address of the party first set forth above. If notice, direction or instruction is given by telex, telegram or facsimile transmission or similar method or by hand delivery, it shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the third (3rd) business day following the day after which it was mailed. Any party may, from time to time, by like notice give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly. A copy of any notice to the Company shall be sent to:
Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, NY 10174 (Attention: Martin Eric Weisberg, Esq.). Telecopier:
(212) 704-6288

            7.2 Waivers. Waiver by either party of either breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement, any such waiver must be in writing to be limited to the

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specific matter and instance for which it is given. No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written instrument and signed by the waiving party and delivered, in the manner required for notices generally, to the affected party.

            7.3 Specific Performance. Because the breach of any of the provisions of the Restrictive Covenants incorporated herein will result in immediate and irreparable injury to the Company for which the Company will not have an adequate remedy at law, the Company shall be entitled, in addition to all other rights and remedies, to seek a degree of specific performance of the Restrictive Covenants and to a temporary and permanent injunction enjoining such breach.

            7.4 Severability. Each term and provision of this Agreement (including, without limitation, the Restrictive Covenants contained in Section 6 of the Prior Agreement and incorporated herein) is severable; the invalidity, illegality or unenforceability of any term or provision of this Agreement shall not affect the validity, legality and enforceability of the other terms and provisions of this Agreement, which shall remain in full force and effect. Since it is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought, should any particular provision of this Agreement be deemed invalid, illegal or unenforceable by a court of competent jurisdiction, the same shall be deemed reformed and amended to delete that portion that is adjudicated to be invalid, illegal or unenforceable and the deletion shall apply only with respect to the operation of such provision and to the extent of such provision and, to the extent that a provision of this Agreement would be deemed unenforceable by virtue of its scope, but may be made enforceable by limitation thereon. Each party agrees that this Agreement shall be reformed and amended so that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

            7.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, applicable to agreements made and to be performed in the State of New York, without reference to any of its principles of conflicts of laws. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York located in New York County and the Federal District Court for the Southern District of New York with respect to any suit, action or proceeding arising out of or relating to this Agreement, and each of the parties waives any right to contest the venue of said courts or to claim that said courts constitute an inconvenient forum. Each of the parties unconditionally and irrevocably waives the right to a trial by jury in any such action, suit or proceeding.

            7.6 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and except as specifically provided herein with respect to those provisions of the Prior Agreement incorporated herein, supersedes all prior agreements, arrangements and understandings, written or oral, between or among the parties, all of which are merged herein.

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

            7.7 Successors and Assigns. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, except that the Executive may designate one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to the Executive's estate. This Agreement shall be binding on any successor to the Company whether by merger, consolidation, acquisition of all or substantially all of the Company's assets or business or otherwise, as fully as if such successor were a signatory hereto; and the Company shall cause such successor to, and such successor shall, expressly assume the Company's obligations hereunder.

            7.8 Amendments. This Agreement cannot be changed, modified or amended except by an instrument in writing executed by each of the parties hereto.

            7.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original. It shall not be necessary when making proof of this Agreement to account for more than one counterpart.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                                        MCY MUSIC WORLD, INC.


                                                        By: /s/ Bernhard Fritsch
                                                          ----------------------
                                                          Name: Bernhard Fritsch
                                                          Title: President

                                                        Executive:

                                                          /s/ Mitchell Lampert
                                                          ----------------------
                                                          Mitchell Lampert



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